Exhibit 3.4

CERTIFICATE OF MERGER OF BOSTON TECHNOLOGY, INC. INTO COMVERSE TECHNOLOGY, INC. UNDER SECTION 904 OF THE BUSINESS CORPORATION LAW OF THE STATE OF NEW YORK

Pursuant to Section 904 of the Business Corporation Law of the State of New York (the “BCL”), Comverse Technology Inc., a New York corporation (“Comverse”), and Boston Technology, Inc., a Delaware corporation (“Boston Technology” and, together with Comverse, the “Constituent Corporations”), hereby certify the following information relating to the merger of Boston Technology with and into Comverse (the “Merger”):

FIRST: (a) The name and information required to be set forth herein of each of the Constituent Corporations is as follows:

(i) Comverse Technology, Inc. Comverse was incorporated under the laws of the State of New York by Certificate of Incorporation filed by the Department of State of the State of New York on October 4, 1984.

(ii) Boston Technology, Inc. Boston Technology was incorporated under the laws of the State of Delaware by Certificate of Incorporation filed with the Secretary of State of the State of Delaware on October 26, 1989. Boston Technology filed its authority to do business in the State of New York on January 22, 1990.

(b) The name of the corporation surviving the Merger shall be Comverse Technology, Inc.

SECOND: The designation and number, as of the date hereof, of outstanding shares of capital stock of each class of the Constituent Corporations is as follows:

(i) Boston Technology: 27,829,040 shares of Common Stock, par value $0.001 per share (“Boston Technology Common Stock”), which are entitled to vote in connection with the Merger.

(ii) Comverse: 25,211,007 shares of Common Stock, par value $0.10 per share (“Comverse Common Stock”), which are entitled to vote in connection with the Merger.

The number of outstanding shares of Boston Technology Common Stock and Comverse Common Stock specified above are not subject to change prior to the Effective Time.

THIRD: Pursuant to the Merger Agreement, the Certificate of Incorporation of Comverse shall be the surviving corporation’s Certificate of Incorporation and shall not be amended.

FOURTH: (a) The Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 20, 1997 between Comverse and Boston Technology, setting forth the terms and conditions of the Merger, and the Merger have been authorized, with respect to Comverse, pursuant to resolutions adopted by (i) two-thirds of the shareholders of Comverse in accordance with Section 614 of the BCL and (ii) its board of directors in accordance with Section 708 of the BCL.

(b) Boston Technology has complied with all applicable provisions of the laws of the State of Delaware and the Merger is permitted by such laws and is in compliance therewith. The Merger Agreement and the Merger have been authorized, with respect to Boston Technology, pursuant to resolutions adopted by (i) a majority of the stockholders of Boston Technology and (ii) its board of directors.

FIFTH: This Certificate of Merger shall become effective on the date it is filed by the Department of State of the State of New York.

IN WITNESS WHEREOF, each of the undersigned has signed his name this 14th day of January, 1998, and by such act affirms under the penalty of perjury, as to the corporation for which he is signing, that this instrument constitutes the act and deed of such corporation and that the facts stated herein are true.

COMVERSE TECHNOLOGY, INC.,

by
	Name:	Kobi Alexander
	Title:	Chairman, President and Chief Executive Officer

[Seal]

Name:	William F. Sorin
Title:	Corporate Secretary

BOSTON TECHNOLOGY, INC.

by
	Name:	Francis E. Girard
	Title:	President and Chief Executive Officer

[Seal]

Name:	Carol B. Langer
Title:	Secretary

CERTIFICATE OF MERGER

OF

BOSTON TECHNOLOGY, INC.

INTO

COMVERSE TECHNOLOGY, INC.

UNDER SECTION 904 OF THE BUSINESS CORPORATION LAW

CRAVATH SWAINE & MOORE

WORLDWIDE PLAZA

825 EIGHTH AVENUE

NEW YORK, NY 10019